EXHIBIT 24.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-53285 and in Registration Statement No.'s 33-68376, 33-99852, 333-4160 and 333-32033 of Industrial Holdings, Inc. on Form
S-3 and in Registration Statement No.'s 33-68354, 333-27827, and 33-62653, each on Form S-8 of our report dated February 11, 1998, with respect to the financial statements of Philform, Inc. as of December 31, 1997 and 1996 and for each of the year then ended which report appears in Form 8-K of Industrial Holdings, Inc. dated March 31, 1998.


Kuhl & Schultz, P.C.


Jackson, Michigan
November 18, 1998

                                      Ex-2